Exhibit 10.1

[***] A CONFIDENTIAL PORTION OF THIS EXHIBIT HAS BEEN OMITTED AND

FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DEVELOPMENT, SUPPLY AND DISTRIBUTION AGREEMENT

THIS DEVELOPMENT, SUPPLY AND DISTRIBUTION AGREEMENT (this “Agreement”) is made effective as of June 22, 2009 (the “Effective Date”) between Cambridge Heart, Inc. (“CHI”), a Delaware corporation having its principal place of business at 100 Ames Pond Road, Tewksbury, MA 01876, and Cardiac Science Corporation (the “Distributor”), a Delaware corporation having its principal place of business at 3303 Monte Villa Parkway, Bothell, WA, 98021. CHI and Distributor are each referred to individually as a “Party” and together as the “Parties.”

WHEREAS, Distributor is engaged in the design, development, manufacture and sale of a cardiac stress test system known as the Stress System (the “Stress System”);

WHEREAS, CHI is engaged in the design, development, manufacture and sale of medical devices, equipment, related hardware, software and accessories used to perform CHI’s Analytic Spectral Method, a proprietary Microvolt T-Wave Alternans (“MTWA”) test for the purpose of identifying patients at risk for Sudden Cardiac Arrest (the “MTWA Test”);

WHEREAS, Distributor desires to sell CHI’s MTWA Test initially as a stand-alone module for use in connection with Distributor’s Stress System and, upon completion of the Integrated ASM Development Plan (as defined below) and receipt of any and all applicable regulatory approvals and clearances, as an integrated component of Distributor’s Stress MTWA System, and Distributor desires to obtain from CHI a supply of the software, related hardware and Sensor Test Kits necessary to conduct a MTWA Test with the Stress MTWA System; and

WHEREAS, CHI desires to supply to Distributor such software, related hardware and Sensor Test Kits pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, CHI and Distributor, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following capitalized terms shall have the following meanings:

(a) “Act” means the United States Food, Drug and Cosmetic Act and the regulations promulgated thereunder, as amended from time to time.

(b) “Analytic Spectral Method Software” means CHI’s MTWA measurement software application using CHI’s proprietary Analytical Spectral Method for the purpose of identifying patients at risk for Sudden Cardiac Arrest, CHI’s proprietary data formats, and CHI’s methods for unpacking data from CHI’s proprietary data formats.

(c) “Annual Forecast Report” shall have the meaning ascribed thereto in Section 3(a).

(d) “ASM Software” means the Analytic Spectral Method Software as customized pursuant to the terms of this Agreement for installation on and use with the Stress MTWA System. ASM Software also includes all modifications, derivative works, changes and improvements made to the ASM Software by CHI, including all error corrections, bug fixes, new versions, releases, updates, and upgrades thereto.

(e) “Business Day” means any day other than a Saturday, Sunday, or other day on which most or all commercial banks are closed in New York, New York.

(f) “CHI Intellectual Property” means the Intellectual Property rights of CHI used by CHI in the development, manufacture, distribution or sale of the Products.

(g) “Cost of Goods Sold” means the cost of goods sold recognized by Distributor from the sale of Products to Stress MTWA System Purchasers in accordance with the terms of this Agreement, calculated in accordance with GAAP, except, however, that cost of goods for the purposes of Section 3(j) will include any third party distribution costs Distributor may incur in the sale of Products.

(h) “Development Work” means the development work carried out pursuant to the Non-Integrated Product Development Plan or the Integrated ASM Development Plan, as the case may be.

(i) “Event of Bankruptcy” shall have the meaning ascribed thereto in Section 14(c).

(j) “FDA” means the Food and Drug Administration of the United States Department of Health and Human Services, or any successor thereto having administrative authority to regulate the marketing of medical devices in the United States of America.

(k) “FDA Approval” means clearance for marketing by the FDA under Section 510(k) of the Act, 21 U.S.C. §360(k), and 21 C.F.R. Part 807, Subpart E, or FDA premarket approval granted in accordance with 21 U.S.C. § 360e and 21 C.F.R. Part 814.

(l) “Field” means cardiac stress testing, including without limitation, exercise, pharmacology, nuclear and pacing.

(m) “Gross Profit” means Net Sales minus Cost of Good Sold.

(n) “Installation Training Service” shall have the meaning ascribed thereto in Section 8(c).

(o) “Integrated ASM Development Plan” shall have the meaning ascribed to such term in Section 2(e).

(p) “Intellectual Property” means any U.S. or foreign patents and patent applications (including any substitutions, extensions, reissues, renewals, divisionals, or continuations); trademarks, service marks and registrations thereof and applications therefore; copyrights and copyright registrations and applications; mask works and registrations thereof; all discoveries, innovations, ideas, inventions, technology, techniques, methods, know-how, trade secrets, processes, formulas, specifications, drawings and designs, computer programs or software, including all amendments, modifications, and improvements to any of the foregoing, and any other proprietary information.

(q) “MTWA Test Module” means all components necessary to use CHI’s MTWA Test with Distributor’s Stress System as a stand-alone or integrated component, as the case may be, including the Patient Cable, the PDAM and the ASM Software but excluding the Sensors.

(r) “NDA” means that certain non-disclosure agreement between CHI and Distributor dated as of September 5, 2008.

(s) “Net Sales” means the invoiced sales price charged for the Products sold by Distributor to end-users of MTWA Test Modules sold by Distributor in accordance with the terms of this Agreement, minus allowances, returns, refunds, rebates, credits, discounts, taxes, tariffs and duties, and non-reimbursable shipping and handling charges. For the avoidance of doubt, “Net Sales” shall accrue no earlier than the date that the customer’s payment of the invoiced amount clears to Distributor’s bank account. In cases where Products are bundled or integrated with other products or services, “Net Sales” shall be the proportionate contribution of the Products to the total invoiced sales price for the bundled or integrated offering.

(t) “Non-Integrated Product Development Plan” means the document attached hereto as Appendix B.

(u) “Patient Cable” means the Sensor connector cabling used to acquire the electrocardiogram (“ECG”) and other signals from the Sensors and to transmit the signals to the PDAM.

(v) “PDAM” means the active patient data acquisition module used to record the ECG and other signals of patients for measurement of MTWA and to send the signal to the host cardiac stress test system via an integrated data cable.

(w) “Products” means the MTWA Test Module, Sensor Test Kits and any other product that can be ordered by Distributor as listed in Appendix A (CHI Products and Purchase Prices).

(x) “Product Launch Date” means the date on which Distributor introduces the MTWA Test Module on the Stress MTWA System for purchase generally by end-user customers.

(y) “Purchase Order” means a purchase order released by Distributor for Products, including the MTWA Test Module and Sensor Test Kits.

(z) “Purchase Prices” shall have the meaning ascribed thereto in Section 4(a).

(aa) “Quarterly Forecast Amount” shall have the meaning ascribed thereto in Section 3(a).

(bb) “Sensor” means a single-use disposable Micro-V Alternans sensor for the surface recording of a patient’s ECG and other signals and used with the MTWA Test Module.

(cc) “Sensor Test Kit” means a package of Sensors and related accessories developed and manufactured by or for CHI for use in a single MTWA Test.

(dd) “Shipping Point” means (i) the common carrier designated by Distributor in the Purchase Order or (ii) if CHI does not use Distributor’s designated carrier, Distributor’s facility at the address set forth in the Purchase Order.

(ee) “Specifications” means the product uses, characteristics, design requirements, processing, labeling and packaging requirements, protocols and standards pertaining to the manufacture, supply or use of the MTWA Test Module contained in the Non-Integrated Product Development Plan or the Integrated ASM Development Plan, as the case may be, in each case as may be modified and supplemented from time to time by the mutual written agreement of the Parties.

(ff) “Starter Test Kit” means a package of ten (10) Sensor Test Kits.

(gg) “Steering Committee” shall have the meaning ascribed thereto in Section 2(c).

(hh) “Stress MTWA System” means the version of Distributor’s Stress System or alternative, derivative or successor stress system that includes the MTWA Test Module.

(ii) “Stress MTWA System Purchasers” means end-user customers who purchase a Stress MTWA System and/or a MTWA Test Module from Distributor, its distributors or sub-distributors in accordance with the terms of this Agreement.

(jj) “Territory” means worldwide.

2. PROJECT DEVELOPMENT.

(a) CHI Responsibilities. CHI shall use its commercially reasonable efforts (i) to design, develop, and test the MTWA Test Module according to the Specifications and on the development schedule set forth in the Non-Integrated Product Development Plan, (ii) to carry out the other activities assigned to CHI in the Non-Integrated Product Development Plan and (iii) upon the Parties’ mutual execution of the Integrated ASM Development Plan, to meet CHI’s obligations under the Integrated ASM Development Plan on the development schedule set forth in the Integrated ASM Development Plan.

(b) Distributor Responsibilities. Distributor shall use its commercially reasonable efforts (i) to assist CHI in performing its activities under the Non-Integrated Product Development Plan, and (ii) to furnish to CHI in accordance with the schedule set forth in the Non-Integrated Product Development Plan, the design requirements and other data as may be necessary to allow CHI to develop the MTWA Test Module and to interface the MTWA Test

Module with the Stress System, (iii) to carry out the other activities assigned to Distributor in the Non-Integrated Product Development Plan, and (iv) upon the Parties’ mutual execution of the Integrated ASM Development Plan, to meet Distributor’s obligations under the Integrated ASM Development Plan on the development schedule set forth in the Integrated ASM Development Plan.

(c) Steering Committee. The Parties shall establish a Steering Committee consisting of two (2) members, one representative designated by each Party. The proposed initial representatives are Ali Haghighi-Mood (CHI) and Bob Odell (Distributor). The Steering Committee shall, unless agreed otherwise in writing by the Parties, be responsible for: (i) updating or modifying by mutual written agreement, as may be required from time to time, the Non-Integrated Product Development Plan, including the Specifications contained therein, and the Integrated ASM Non-Integrated Product Development Plan, including the Specifications contained therein; (ii) monitoring the conduct of the Development Work and the progress and results according to the Non-Integrated Product Development Plan and the Integrated ASM Development Plan; (iii) mutually agreeing in writing to corrections or modifications to the Specifications; (iv) deciding other issues of importance on behalf of each of the Parties relating to the Development Work under the Non-Integrated Product Development Plan or the Integrated ASM Development Plan. The Steering Committee shall meet regularly based on the project needs and status of the Development Work to discuss and resolve any issues or problems. These meetings may be held in person or by teleconference. Each Party shall bear its own communication and travel costs in connection with the Development Work.

(d) Product Launch. It is estimated that the Development Work under the Non-Integrated Product Development Plan will be completed and the Product Launch Date will take place on or before September 30, 2010.

(e) Integrated ASM Development Plan. Following the Product Launch Date and subject to Distributor’s determination of the market need and customer demand, the Parties will work together in good faith to prepare a mutually agreeable plan for the development of an alternative version of the ASM Software that will be fully integrated with the Stress MTWA System software platform (the “Integrated ASM Development Plan”). Distributor will have primary responsibility, with reasonable assistance from CHI, for the development of a software interface between the ASM Software and the Stress MTWA System allowing for the integration of the ASM Software with the Stress MTWA System. The Integrated ASM Development Plan in the form approved and signed by the Parties will be attached to this Agreement as Appendix C. Until such time, this appendix shall remain empty other than the Appendix title page. In the event that the Parties are unable to reach an agreement regarding the terms of the Integrated ASM Development Plan, the remaining terms of this Agreement shall continue in full force and effect without change. The Parties contemplate that the Integrated ASM Development Plan will, among other things:

(i) define the responsibilities of each of the Parties in developing the integrated ASM Software and the schedule for performing such activities, including timing, milestone schedules, scope of work, specifications, allocation of development costs, general quality and regulatory requirements and other relevant terms and information, including the Parties respective ownership rights in the work product contemplated by the Integrated ASM Development Plan;

(ii) specify the obligations of CHI to provide Distributor with access to the ASM Software source code necessary to create the user interfaces to the Stress MTWA System (excluding the formulaic algorithm code contained in the ASM Software);

(iii) specify the obligations of CHI to provide technical support during the development of the integrated ASM Software, including at least two trips to Distributor’s development center and two man-weeks of onsite engineering support if reasonably requested by Distributor; and

(iv) specify the obligations of CHI to provide a reasonable number of MTWA Test Modules necessary to facilitate Distributor’s development efforts under the Integrated ASM Development Plan.

(f) Escrow. The Parties shall enter into a technology escrow agreement (the “Escrow Agreement”) within ninety (90) days of the Effective Date with a mutually acceptable independent escrow agent in the United States. The Escrow Agreement shall require CHI to deposit and maintain a complete and current copy of the following deposit materials (the “Deposit Materials”): (i) the formulaic algorithm code (in object and source code form) contained in the ASM Software and (ii) the specifications and Intellectual Property related to the Sensors (in each case suitable to enable Distributor to manufacture or have manufactured the Products) in the escrow semiannually. The following events shall be triggering events with respect to the release of the Deposit Materials under the Escrow Agreement (a “Triggering Event”):

(i) CHI ceases to do business and no successor has agreed to assume CHI’s obligations to Distributor,

(ii) CHI is in material breach of any of the Product manufacturing, supply, or warranty provisions of Sections 3(b) or 7 of this Agreement and fails to cure that breach within sixty (60) days after written notice thereof,

(iii) CHI files for liquidation under the U.S. Bankruptcy Code or other similar legislation in another jurisdiction, or

(iv) CHI files for reorganization under the U.S. Bankruptcy Code or other similar legislation in another jurisdiction and does not remain debtor in possession or trustee of the estate.

If a Triggering Event occurs and there is a release of Deposit Materials to Distributor in accordance with the terms and conditions of the Escrow Agreement, Distributor shall have the right to use the Deposit Materials solely in accordance with the terms and conditions of Section 3(i) of this Agreement and Distributor agrees not to exercise its rights under Section 3(i) of this Agreement unless and until the occurrence of a Triggering Event.

(g) Development Expenses. Except as otherwise set forth in this Agreement, including the Development Plan and the Integrated ASM Development Plan, each Party shall bear its own expenses with respect to the Development Work.

3. PURCHASE AND SALE OBLIGATIONS.

(a) Forecasts. At least 60 days before the Product Launch Date and thereafter at least 60 days before each calendar quarter, Distributor shall provide to CHI a rolling forecast of its anticipated Product needs for the next year (the “Annual Forecast Report”), including Distributor’s forecast for the next calendar quarter and each of the subsequent three (3) calendar quarters. The Annual Forecast Report shall not create any binding obligation on the part of Distributor to purchase the amount of Product forecast in such report. In any calendar quarter, CHI shall not be required to supply hereunder more than the lower of (i) the quantity of Products for the calendar quarter forecast in the most recent Annual Forecast Report delivered at least 60 days before such calendar quarter and (ii) 125% of the quantity of such Products purchased by Distributor in the preceding quarter (the “Quarterly Forecast Amount”).

(b) Manufacture and Supply. Upon completion of the Development Work under the Non-Integrated Product Development Plan, subject to the terms and conditions of this Agreement, CHI agrees to manufacture (or have manufactured on its behalf) and supply to Distributor the Products. Lead times for the Products are set forth in Appendix A.

(c) Third Party Manufacturers. CHI may use a third party manufacturer to manufacture any Product, with or without the approval of Distributor. If CHI uses a third party manufacturer to manufacture any Product, CHI shall enter into a binding written agreement with such manufacturer (a “Third Party Agreement”) prior to the provision of any Distributor Confidential Information to such third party. Such Third Party Agreement shall (i) provide for the protection of any Distributor Confidential Information provided to such third party manufacturer on substantially equivalent terms to those contained in this Agreement and (ii) provide limitations on the disclosure and use of such Distributor Confidential Information that are substantially equivalent to those contained in this Agreement. CHI shall be responsible for any acts or omissions of such third parties in breach of CHI’s representations, warranties and obligations under this Agreement to the same extent as if CHI had committed the breach itself. CHI shall use commercially reasonable efforts to monitor and enforce its Third Party Agreements as required to ensure the adequate protection of Distributor’s rights and Distributor’s Confidential Information and shall promptly notify Distributor of any actual or suspected breach thereof.

(d) Resale of Products. Distributor may resell the Products in accordance with the terms of this Agreement through both its direct sales force and through its distributors and sub-distributors in its distribution network. Distributor shall only sell CHI approved parts (i.e., cables, sensors, etc.) for use in connection with any MTWA Test Module.

(e) Commitment to Purchase. Distributor’s commitment to purchase Products from CHI shall be limited to Purchase Orders released by Distributor and accepted by CHI pursuant to Section 5. Unless agreed otherwise in writing by the Parties, Distributor shall not be responsible or in any way liable to CHI or any third party with respect to any material commitments or production arrangements in excess of the amounts or in advance of the times necessary to meet Distributor’s delivery schedules set forth in its accepted Purchase Orders.

(f) Field and Territory. The MTWA Test Module and the components thereof purchased by Distributor from CHI under this Agreement shall only be used or sold by Distributor as components in, incorporated into, or integrated with Distributor’s Stress Systems for use in the Field by end-user customers in the Territory. Distributor shall use commercially reasonable efforts to ensure that the MTWA Test Module and the components thereof shall only be resold, leased, rented, licensed or otherwise transferred by Distributor, its distributors or its sub-distributors to end-user customers located in the Territory for use as part of a Stress System. The MTWA Test Module may be sold by Distributor, its distributors or its sub-distributors separately in the form of an upgrade to Stress Systems that have previously been installed with end-user customers or as a component of a new Stress MTWA System. Distributor shall use commercially reasonable efforts to ensure that the Sensor Test Kits shall only be sold or otherwise transferred to Stress MTWA System Purchasers. For the avoidance of doubt, nothing in this Agreement or this Section shall be construed as a limitation on the market segment or customer type to whom Distributor is permitted to sell Products. Distributor is expressly authorized hereby to sell Products to any customer located in the Territory that has or is purchasing a Stress System.

(g) CHI Distribution Rights. Distributor acknowledges and agrees that its right to resell CHI’s MTWA Test Modules pursuant to the terms and conditions of this Agreement is non-exclusive and that CHI may, whether through its direct sales force, distributors and/or sub-distributors or otherwise, sell, distribute and license to other third parties both generic and customized versions of CHI’s MTWA Test Modules (including CHI’s Analytic Spectral Method Software, PDAM, Patient Cables and Sensors) to meet the needs of other OEM customers and end-users. Nothing in this Agreement shall prohibit CHI from continuing to sell, distribute or license these products or components thereof to distributors or customers other than Distributor. CHI shall not sell Sensors or Sensor Test Kits for use with a Stress System.

(h) Sensors. Sensor Test Kits sold by CHI to Distributor for use with MTWA Test Modules and Stress MTWA Systems shall bear the name of both CHI and Distributor on the packaging and shall be marked with a unique part number for sales tracking purposes. The Sensor Test Kits sold by CHI to Distributor hereunder shall be customized such that the Sensors in any Sensor Test Kit only function when used for or conjunction with the components of a Distributor Stress System. Other sensors produced or sold for or by CHI that are not intended for use with Stress MTWA System must be engineered and sold in a form or configuration that will not function when used for or in conjunction with the MTWA Test Modules sold to Distributor under this Agreement for use with a Stress MTWA System.

(i) Alternative Manufacture and Supply. In the event that a Triggering Event occurs and there is a release of Deposit Materials to Distributor in accordance with the terms and conditions of the Escrow Agreement, then (A) Distributor may elect to purchase Products directly from any third party manufacturer of the Products in lieu of purchasing them from CHI hereunder, (B) at Distributor’s request, CHI shall provide Distributor with the Specifications relating to the Products and any Intellectual Property in CHI’s possession or control necessary to manufacture the Products, and (C) CHI automatically grants to Distributor a non-exclusive, non-transferable license to use any CHI Intellectual Property necessary to manufacture or have manufactured the Products solely for the purpose of manufacturing, selling, servicing and repairing the Products for Stress MTWA System Purchasers in the Territory, in each case, subject to the payment by Distributor to CHI of the commissions set forth in Section 3(j). Except with respect to the manufacture and sale of the Sensors and Sensor Test Kits, Distributor’s rights under this Section 3(i) shall terminate upon the expiration or termination of this Agreement or (y) the expiration of the Initial Term (whichever occurs later). Distributor shall treat the Deposit Materials and any other CHI Intellectual Property provided to Distributor under this Section 3(i) as CHI Confidential Information in accordance with the terms of Section 16 of this Agreement.

(j) CHI Sensor Commission. To the extent that Distributor exercises its right pursuant to Section 3(i) to manufacture or have manufactured any Products for sale to Stress MTWA System Purchasers in the Territory, Distributor shall pay CHI a commission equal to [***] percent ([***]%) of the Gross Profit realized by Distributor for such Products. Distributor shall pay such commissions to CHI on a calendar quarterly basis. With such quarterly payments, Distributor shall provide to CHI a list of Distributor customers to which such sales were made, the number of Sensors and Sensor Test Kits and other Products sold in that quarter, and the calculation of the Gross Profit realized from the sale of Sensors and Sensor Test Kits and other Products by Distributor. All such information shall be treated as Distributor Confidential Information in accordance with the terms of this Agreement. This quarterly payment shall be provided to CHI no later than 30 days following the end of each calendar quarter. Distributor shall keep full and accurate records and books of account containing all necessary information to calculate the commission due hereunder. Distributor shall permit an independent certified public accountant selected by the mutual agreement of the Parties to examine its records and books of account for the two (2) year period prior to the date of the audit to determine compliance with Section 3(j). Any examination shall be at the expense of CHI, shall occur during regular business hours at Distributor’s offices after reasonable notice, and shall not interfere unreasonably with Distributor’s regular activities. Distributor agrees to pay to CHI any amounts owing as a result of Distributor’s non-compliance with the payment provisions of Section 3(j), and CHI shall return any amounts overpaid by Distributor, within thirty (30) days of the date of the examination report, which details such non-compliance. In the event the amount owed by Distributor to CHI during the audited period exceeds five percent (5%) of total commissions due, Distributor shall pay the reasonable out of pocket costs of such examination.

(k) Branding. All Products sold to Distributor hereunder shall be packaged, labeled and branded in accordance with the Specifications contained in the Non-Integrated Product Development Plan or the Integrated ASM Development Plan, as the case may be.

4. PRICES.

(a) Purchase Prices. The prices of the Products purchased by Distributor hereunder (the “Purchase Prices”) shall be as set forth in Appendix A. The Purchase Price for the MTWA Test Module set forth in Appendix A includes the Installation Training Service and Starter Test Kit described in Section 8(c). The Purchase Prices are exclusive of any shipping charges or any tax, duties, excise or governmental charges that CHI may be required to collect or pay upon shipment or delivery of the Products, which shall appear as a separate line item on CHI’s invoice for the Products.

(b) Purchase Price Changes. The Purchase Prices set forth in Appendix A shall be reviewed twelve (12) months following the first delivery of Products by CHI hereunder (“First Delivery Date”) and annually thereafter. Except as expressly provided herein, any price adjustment shall become effective only upon the mutual agreement of the Parties. Twelve (12) months after the First Delivery Date, and annually thereafter during the Term, CHI shall furnish to Distributor a schedule of its costs associated with the production and delivery of each Product as of the date of the schedule (the “Cost Schedule”), the accuracy and completion of which shall be certified by an officer of CHI. CHI shall be available to meet with Distributor and discuss matters related to the Cost Schedule promptly following Distributor’s request. The parties agree that the Purchase Price for each Product shall be reduced or increased by 50% of the dollar value of CHI’s reduced or increased cost, if any, relating to each such Product, as shown by comparing the then-current Cost Schedule with the previous Cost Schedule. Any such Purchase Price reductions or increases shall be effective as of the first day of the next calendar month. For example, cost reductions or increases reflected in the first Cost Schedule delivered on June 30, 2010 and the second Cost Schedule delivered on June 30, 2011 shall change the Purchase Prices of Products effective July 1, 2011. If the parties are unable to mutually agree on such pricing adjustments, the supply of Products shall continue unabated at the then-current Purchase Prices and any pricing adjustment shall be resolved in accordance with the dispute resolution provisions contained in this Agreement.

(c) CHI Software License. The Purchase Price for the Products includes a perpetual, paid-up, non-exclusive license to Distributor and its distributors, sub-distributors and end-users of the Products, or Distributor’s products containing the Products, to use in the operation of the Products any software and/or firmware supplied by CHI to Distributor or incorporated into the Products, including the ASM Software. CHI hereby grants to Distributor license rights required to sell the Products in accordance with the terms of this Agreement. All rights granted hereunder shall survive any termination of this Agreement as long as the applicable party remains in compliance with the terms for use of such Products. Title to and ownership of any and all proprietary rights in or related to such software and firmware shall at all times remain with CHI or its licensor(s). Nothing in this Agreement shall be construed as a sale of any rights in such software or firmware, including ASM Software or the related documentation. Distributor shall not disassemble, decompile or otherwise reverse engineer the software or any part thereof, except if CHI is required under applicable law to permit such reverse engineering. In such event, Distributor may reverse engineer the software but only to the extent CHI is required to permit such reverse engineering. Distributor shall retain and shall not alter or obscure any notices, markings or other insignia affixed to the ASM Software, the documentation related thereto or any part thereof at the time it receives such ASM Software or related documentation (so long as such notices, markings or other insignia are not inconsistent with the branding specifications set forth in the Non-Integrated Product Development Plan or Integrated ASM Development Plan, as applicable).

5. PURCHASE ORDERS AND TERMS OF SALE.

(a) Order Contents. Purchase Orders released by Distributor to CHI shall be in the form attached hereto as Appendix D and shall include (i) reference to this Agreement, (ii) identification of Products ordered, (ii) quantity of each Product, (iii) requested delivery date consistent with the lead times specified in Appendix A, and (iv) shipping instructions and shipping address.

(b) Order Acceptance. CHI shall accept Purchase Orders if they are placed by Distributor under agreed prices and other conditions of this Agreement. CHI may reject any Purchase Order of Distributor if the requested delivery time is shorter than the agreed upon lead time, the quantity ordered exceeds the Quarterly Forecast Amount or the Purchase Order is not otherwise in compliance with this Agreement. Purchase Orders shall be acknowledged by CHI within five (5) days after receipt of the Purchase Order, provided that the Purchase Order is technically correct and that the requested delivery time is within the agreed lead time and the Quarterly Forecast Amount. The terms and conditions of this Agreement shall govern and supersede any additional or contrary terms set forth in Distributor’s purchase order or any CHI acceptance, acknowledgment, invoice or other document, unless the specific additional or contrary terms are stated in writing and duly signed by an officer of Distributor and an officer of CHI.

(c) Modification of Orders. Upon acceptance by CHI, no Purchase Order may be modified or canceled except upon the mutual agreement of the Parties. Mutually agreed change orders shall be subject to all of the provisions of this Agreement, whether or not the changed Purchase Order so states.

(d) Content of Invoice. CHI’s invoices shall contain the Purchase Order release number, invoice quantity by Product, Product unit price, total invoice amount, name of CHI, phone number, address to which remittance should be sent, shipping, insurance and tax charges, if any (separately itemized), and such other information as may reasonably be required by Distributor.

(e) Payment. Unless otherwise agreed in writing, payment for all Products shall be made by Distributor in the currency specified in Appendix A within 30 days after the date of Distributor’s receipt of CHI’s correct and undisputed invoice, provided that the quantity and quality of the Products delivered conforms to this Agreement and the respective Purchase Order. Any late payments of undisputed amounts shall bear interest at one percent (1.5%) per month.

(f) Shipment. All Products sold by CHI to Distributor shall be shipped by CHI free on board (F.O.B.) the Shipping Point. CHI shall be responsible for ensuring that Products are packaged in accordance with industry standard practices and in a manner reasonably calculated to ensure that they arrive in undamaged condition. CHI shall bear all risk of loss prior to CHI’s delivery of the Products, in good condition, to the Shipping Point and shall have no further risk of loss for the Products after it has delivered the Products to the Shipping Point. Distributor assumes all risk of loss upon CHI’s delivery of the Products to the Shipping Point. Distributor shall pay all shipping, insurance, taxes, and all other similar charges applicable to the Products after they are delivered by CHI to the common carrier. All such charges shall be passed along by CHI without markup or premium, and no additional handling or packaging or similar charges shall be assessed by CHI in connection with any order. All shipping insurance shall name Distributor as the sole loss beneficiary in the event that the risk of loss has been assumed by Distributor (i.e., CHI ships the Products using Distributor’s designated carrier) and shall name CHI as the sole loss beneficiary in the event that risk of loss has not been assumed by Distributor (i.e., CHI ships the Products using a carrier other than that designated by Distributor). Any claims for shipping damage shall be submitted by Party that is the named loss beneficiary to the common carrier, and upon request the other Party will provide reasonable assistance in filing claims with the carrier.

(g) Inspection; Returns. CHI shall test or qualify Products (including all component parts where such parts are subject to separate authorization or qualification) to meet all applicable Specifications prior to shipment. All Products are subject to inspection and acceptance at destination, notwithstanding any prior payments or inspection. Distributor shall be deemed to have accepted the Products only in the event that Distributor: (A) fails to accept or reject the Products within ten (10) Business Days of delivery to Distributor; (B) explicitly accepts the Products in writing; or (C) delivers the Products to any customer.

(i) Distributor may perform such tests it deems necessary to determine if the Products are acceptable. If, upon inspection, Distributor reasonably determines that the Products are defective or otherwise fail to comply with the Specifications, Distributor may reject an entire lot based upon a sampling or inspect all units of the lot. Any such lot may be returned to CHI for one hundred percent (100%) retesting or requalification within five (5) days of delivery at CHI’s cost. After the retesting or requalification by CHI, the lot may be re-inspected by Distributor.

(ii) Distributor’s acceptance of any Products shall in no way be construed as a representation by Distributor that Distributor has completely tested the Products or that such Products comply with their Specifications or conform to any other warranties made by CHI under this Agreement. Distributor’s acceptance of any Product shall in no way negate any warranty provided under this Agreement or affect any other provision of this Agreement. Acceptance is only to be used to determine whether CHI is entitled to receive payment for the Products.

(h) Quarterly Sales Report. Within thirty (30) days following the end of each calendar quarter, Distributor shall provide to CHI a report indicating the number of Stress MTWA Systems and/or MTWA Test Modules and the number of Sensor Test Kits sold during the calendar quarter, including the name and location of the customer to which the system, modules or kits were sold, the shipment and installation dates, the purchase price for the MTWA Test Module and/or Stress MTWA System (including the resale price attributable to the MTWA Test Module) or the Sensor Test Kits, the serial numbers for each of the components included in the MTWA Test Module. All such information shall be treated as Distributor Confidential Information in accordance with the terms of this Agreement. CHI acknowledges that some Products will be sold by Distributor via third-party distributors and that Distributor will not be responsible for the accuracy of information provided to CHI by Distributor under this Section 5(h) based upon reports from such third-party distributors.

6. DOCUMENTATION.

(a) Product Documentation. CHI agrees to provide Distributor with such product literature, operations and maintenance manuals, and other information as is reasonably necessary to enable Distributor to properly sell and maintain Products, provided that in no event shall the source code of any software of CHI be required to be disclosed or provided by CHI to

Distributor pursuant to this Section 6(a). CHI shall be responsible for ensuring that all shipments of Product to Distributor include the applicable product literature, warranties, licenses, operations and maintenance manuals, and other documentation for the customer’s use as set forth in the Specifications in the Non-Integrated Development Plan or the Integrated ASM Development Plan, as applicable. CHI hereby grants to Distributor the right to use or reproduce its user documentation for incorporation into Distributor’s documentation (excluding source code as previously mentioned) without charge. Such documentation shall be provided in electronic format. CHI shall be given the opportunity to review and approve Distributor documentation that incorporates CHI documentation prior to publication.

(b) Changes to Documentation. If any change in the Product or change in agency or regulatory requirement requires a change in the documentation, CHI shall promptly notify Distributor of the change and provide a revised copy of such documentation without charge.

7. PRODUCT WARRANTY.

(a) General. CHI warrants solely to Distributor that the Products (including the ASM Software) delivered hereunder (i) shall perform substantially in accordance with the applicable Specifications and all other applicable product specifications as published by CHI in effect at the time of delivery of such Product (including the ASM Software), (ii) shall be free from defects in design, materials and workmanship, when given normal, proper and intended usage thirteen (13) months from the date of in-service of the MTWA Test Module at Distributor’s end-user customer’s site, and (iii) shall not infringe or violate any third party’s Intellectual Property rights. The warranty set forth in clauses (i) and (ii) above shall not apply to disposable items such as a Sensor or Sensor Test Kit after the expiration date marked on the Sensor or Sensor Test Kit packaging. The warranty set forth in clause (iii) above shall not apply to any infringement or violation of any third party’s intellectual property rights by Distributor Products (as defined below), if such infringement or violation would not have occurred in the absence of such combination. CHI shall not have any obligation under this Agreement to make repairs or replacements that are required by normal wear and tear, or which result, in whole or in part, from catastrophe, fault or negligence of Distributor, or anyone claiming through or on behalf of Distributor, or from improper or unauthorized use of the Products, or use of the Products in a manner for which they were not designed, or by causes external to the Products such as, but not limited to, power surges or failure.

(b) Warranty Procedures.

(i) Stress MTWA System Purchasers shall be directed to contact Distributor or its distributors, as the case may be, for initial warranty support.

(ii) Distributor shall notify CHI of any Products that it believes to be defective or nonconforming during the applicable warranty period and that are covered by the warranties set forth in Sections 7(a)(i) or (ii). At CHI’s option, such Products shall be returned by Distributor to CHI’s designated facility for examination and testing, or may be repaired on site by CHI. CHI shall either repair or replace within thirty (30) days of receipt by CHI, any such Product found to be defective and promptly return such Products to Distributor without cost (including shipping and insurance) to Distributor.

Should CHI’s examination and testing not disclose any defect covered by the foregoing warranty, CHI shall so advise Distributor and dispose of or return the Product in accordance with Distributor’s instructions and at Distributor’s sole expense, and Distributor shall reimburse CHI for its reasonable out of pocket shipping and insurance costs without premium or markup.

(iii) Distributor shall notify CHI of any Products that it believes to be covered by the warranty set forth in Section 7(a)(iii). In the event that it is reasonably likely that the Products infringe or violate any third party’s Intellectual Property rights, CHI shall as expeditiously as reasonably practicable and at its sole expense: (i) obtain a license that allows the continued use, manufacture, import, support, sale and distribution of the Products, or (ii) replace or modify the Products so as to be non-infringing, or (iii) in the event that CHI cannot achieve either (i) or (ii) above after exercising commercially reasonable efforts, refund to Distributor the price of Products returned to CHI together with the costs for such return. The obligations of CHI under this Section 7 shall be in addition to its obligations of indemnity under Section 15.

(c) DISCLAIMER OF WARRANTIES. THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ANY OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE).

(d) Records. CHI and Distributor shall each maintain such serial and part number and date and location of shipment records for all Products as are necessary so that, for tracing or recall purposes, the manufacturing and delivery of the Products can be identified.

8. TRAINING AND SUPPORT.

(a) Distributor Training Materials. Except as otherwise provided in Section 8(b), Distributor shall be responsible for preparing the training materials related to the Products for use by Distributor’s sales and service personnel. Distributor shall provide a copy of any such training materials to CHI in advance of using such materials.

(b) Clinical and Technical Training and Support. During the term of this Agreement, (i) CHI shall provide two (2) all-day training sessions to assist Distributor with its training of a mutually agreed upon number, but not less than 50, of Distributor’s sales and service personnel in the United States prior to the Launch Date of the MTWA Test Module, and (ii) after the Launch Date of the MTWA Test Module CHI shall, upon request by Distributor, provide an annual training session for mutually agreed upon Distributor sales and service personnel in the United States.

(c) End-User Training. Distributor shall be responsible for providing in-service training to Stress MTWA System Purchasers regarding the use of the Stress MTWA System (except as otherwise provided in this Section 8(c). CHI agrees to provide a Starter Test Kit as well as CHI’s standard in-service training session regarding the use of the MTWA Test Module (the “Installation Training Service”) to each Stress MTWA System Purchaser located in the United States of America. In order to facilitate such training, Distributor shall provide to CHI a notice of the sale of each Stress MTWA System in the United States of America within ten (10) Business Days of the date of sale, which notice shall include the location of the Stress MTWA System and the date of installation. CHI shall use its commercially reasonable efforts to provide the Installation Training Service within 21 days, but not later than 45 days (the “Installation Training Window”), following the later of (i) the date of installation of the Stress MTWA System as set forth in the applicable notice from Distributor, (ii) the date that CHI receives Distributor’s notice of sale of the Stress MTWA System and (iii) the training date specified by the end-user, provided that CHI shall not be required to provide the Installation Training Services within the Installation Training Window to the extent (A) that the number of Stress MTWA Systems in a fiscal quarter exceeds the applicable Quarterly Forecast Amount or (B) that the delay is due to the action or inaction of the end-user customer. Notwithstanding the foregoing, the Installation Training Service provided hereunder shall be comparable to the standard installation training that CHI offers its own end-user customers or the end-user customers of CHI’s other OEM customers, if any.

(d) End-User Service and Support. Except as otherwise provided herein, Distributor shall be responsible for providing to its end-user customers installation, customer training, service and support (including repair service) for Products Distributor sells to such customers, and Distributor shall bear all related costs to perform such service and support, including costs for labor, parts or travel. Distributor shall have the exclusive right to sell and manage service contract arrangements with Stress MTWA System Purchasers.

(e) CHI Extended Warranty and Repair Service. During the term of this Agreement and, if longer, for seven (7) years after the date of installation of the applicable MTWA Test Module, CHI agrees to provide to Distributor central repair service (as opposed to field service) or, at CHI’s sole discretion, exchange units for the Products sold hereunder at CHI’s then current prices for such repair services or exchange units. During the term of this Agreement and, if longer, for seven (7) years after the date of installation of the applicable MTWA Test Module, Distributor will have the opportunity to purchase from CHI extended warranty contracts with respect to the MTWA Test Module sold hereunder on CHI’s then current prices and other terms and conditions. CHI’s prices for repair services, exchange units and extended warranty contracts shall be (a) competitive with market rates for such services as offered by comparable service providers in the industry and (b) no higher than the prices charged by CHI to any of its other customers for comparable services.

(f) Additional Support Service. During the term of this Agreement, CHI will provide such additional training and technical support services with respect to the Products in the United States of America as Distributor shall reasonably request at CHI’s then current prices for such services. CHI’s prices for such additional training and technical support services shall be no higher than the prices then currently charged by CHI to any of its other customers for comparable services. During the term of this Agreement, CHI shall maintain and provide to Distributor a dedicated customer service telephone number that may be used by Distributor to access clinical and technical support regarding the Products.

9. PRODUCT MARKETING AND SUPPORT.

(a) Sales and Marketing. Distributor will use its commercially reasonable efforts to promote the sale of the Products in accordance with the terms of this Agreement. Without limiting the foregoing, Distributor shall use commercially reasonable efforts to promote CHI’s Analytic Spectral Method in the Field in the United States. Distributor shall develop and produce brochures and other marketing and sales literature for the marketing and sale of the Products, including adaptation or modification of CHI’s sales and marketing materials. CHI will cooperate with Distributor in the preparation of Distributor’s marketing materials for the Products. Distributor shall provide copies of all sales and marketing material to CHI at least two (2) weeks prior to the date on which such materials are scheduled for final approval by Distributor.

(b) Sales Force. During the term of this Agreement, Distributor shall maintain a diagnostic cardiology sales organization, shall provide its sales force and distributors with reasonably appropriate training and support regarding the use of the Products and shall reward its sales force for the promotion and sale of the MTWA Test Module and Sensor Test Kits with such incentives as Distributor shall determine in its sole and absolute discretion.

(c) Promotional Activities. During the term of this Agreement, Distributor shall use commercially reasonable efforts to promote the Products via channels and methods in Distributor’s sole discretion, which may include industry tradeshows, through advertising campaigns, relationships with clinical luminaries and other promotional activities.

(d) CHI Support. During the term of this Agreement, CHI shall use commercially reasonable efforts to continue its current MTWA Test product development programs that shall include the development of such software upgrades and general product enhancements as CHI shall determine in its sole discretion. CHI will use its commercially reasonable efforts upon request by Distributor to facilitate the introduction of Distributor to thought leaders in the Field for training and public speaking opportunities regarding the CHI’s Analytic Spectral Method at Distributor’s expense.

(e) Expenses. Except as otherwise set forth in this Agreement, each Party shall bear its own expenses with respect to promotion, sales and distribution of the Products, as well as administrative and overhead expenses.

10. COVENANTS OF THE PARTIES.

(a) Compliance with Law. Each Party shall at all times fulfill its obligations under this Agreement and conduct related activities in compliance with all applicable laws and regulations, including without limitation, all federal and state laws, as well as the laws of any other country included in the Territory, regarding the sales and marketing of medical devices, the reporting of fees paid to healthcare professionals, and the reporting of clinical research information. Without limiting the generality of the foregoing, in connection with its sales and marketing efforts each Party shall not (i) publish or employ, or cooperate in the publication or employment of any misleading or deceptive sales or marketing materials or practices with respect to the Products or (ii) make any representations, warranties, guarantees or claims to third parties with respect to the Products or uses of such Products unless contained in CHI’s 510(k) for the Analytic Spectral Method Software or in such training and sales and marketing materials as are approved by CHI.

As further provided in Section11(b), Distributor shall be responsible for obtaining and shall maintain any additional clearances or approvals to market and sell the Stress MTWA System (including the combination of the Stress System with the MTWA Test Module) within the Territory.

(b) Change of Control of CHI. If CHI shall receive a bona fide offer for the merger of CHI with or into a third party, the sale of all or substantially all of CHI’s assets to a third party, or the exclusive licensing of all or substantially all of CHI’s Intellectual Property to a third party, or if a third party announces an offer to acquire, or has acquired, more than 51% of CHI’s outstanding voting securities (a “Change of Control Transaction”), CHI must give prompt written notice of such offer to Distributor within two (2) Business Days of CHI’s receipt of such offer or CHI’s receiving notice of such announcement; provided that CHI shall only be required to notify Distributor that there has been an offer with respect to a Change of Control Transaction and shall not be required to disclose to Distributor either the identity of the party making the offer or the terms of the offer.

(c) Insurance. Each Party shall maintain commercially reasonable product and general liability insurance coverage or maintain sufficient reserves or document self-insurance as appropriate.

11. REGULATORY MATTERS.

(a) MTWA Test Module. CHI shall maintain regulatory responsibility for its MTWA Test Module, including the Analytic Spectral Method Software, on a stand-alone basis (not in combination with Distributor products). CHI has received FDA Approval for the Analytic Spectral Method Software (K003492). CHI shall use commercially reasonable efforts to maintain FDA Approval in the United States and all other regulatory and governmental registrations and approvals necessary to sell CHI’s MTWA Test products on a stand-alone basis (not in combination with Distributor products) in the United States.

(b) Stress MTWA System. Distributor shall have regulatory responsibility for the Stress MTWA System (including the combination of the Stress System with the MTWA Test Module). Distributor shall use its commercially reasonable efforts to obtain and maintain, at its expense, any regulatory approvals required to distribute the Stress MTWA System with the MTWA Test Module in the Territory, including FDA Approval in the United States. Distributor’s obligations under this Section 11(b) shall include the preparation and filing of any required submissions and the establishment and oversight of any required clinical investigations and clinical follow-up. CHI shall provide such support as is reasonably requested by Distributor in connection with the regulatory filings contemplated by this Section 11(b), including providing clinical and technical data in CHI’s possession, provided that Distributor shall reimburse CHI for any reasonable out-of-pocket expenses incurred by CHI in order to provide such support at the request of Distributor.

(c) Quality Program and Inspections. Each Party agrees to maintain an objective quality program for all Products applicable to all of its respective activities and duties under this Agreement. Each Party’s quality program will comply with all regulatory requirements applicable to its respective duties under this Agreement in the jurisdictions where regulatory approvals for the Products have been obtained. CHI will give Distributor reasonable access to its facilities, quality system and associated manufacturing processes related to the Products for the purpose of auditing manufacturing compliance with the applicable Specifications as well as quality and regulatory compliance. All such audit activities will be conducted after two (2) weeks prior written notice by Distributor to CHI and at times mutually agreed to by the parties during CHI’s normal business hours. Upon request by Distributor, CHI shall seek in good faith to secure similar right of inspection by Distributor at the facilities of any vendor or subcontractor of CHI responsible for manufacturing Products sold to Distributor under this Agreement. CHI will, upon Distributor’s request, provide to Distributor copies of CHI’s quality program and supporting test documentation related to Products sold to Distributor under this Agreement. CHI shall maintain device history records for each Product shipped, including the date of manufacture, identifying lot codes and serial numbers, and provide that information to Distributor upon request.

(d) ISO Compliance. CHI shall maintain ISO 13485 in good standing. CHI shall furnish Distributor with documentation establishing its compliance with the requirements of this paragraph within five (5) Business Days after the Effective Date, as well as with reasonable promptness upon written request by Distributor.

(e) Complaint Handling and Duty to Report Incidents. Distributor will be responsible for the coordination of customer complaints. CHI will investigate customer complaints and supply Distributor with a written report summarizing the cause for the complaint and any corrective actions required within 14 days of receipt by CHI of such complaint. Distributor and CHI shall inform each other in writing within 5 days of becoming aware of (a) facts or circumstances that constitute or are reasonably likely to constitute a reportable event pursuant to U.S. federal laws and regulations or (b) all incidents relating to the subject matter of the Agreement that must be reported to the FDA or other regulatory authority in the Territory, including without limitation, incidents involving death or serious injury, malfunctions that, if recurrent, may cause or contribute to death or serious injury or other material quality problems or concerns. CHI will be responsible for reporting such incidents to the appropriate regulatory authority. Upon request, each Party shall cooperate with the other Party as may be reasonably necessary to comply with any reporting obligation regarding such incidents or quality concerns.

(f) Recalls and Field Corrections. In the event of any recall, product withdrawal or field correction of any Product that is required by a governmental agency, by CHI, or by Distributor for safety or efficacy reasons, the Parties agree that (i) they shall promptly notify each other and (ii) they shall fully cooperate with each other concerning the necessity and nature of such action. CHI shall be responsible for making any and all applicable regulatory authority contacts and for coordination of any recall or field correction activities involving Products. CHI shall promptly notify Distributor of all determinations, notices or other actions pursuant to this Section. In the event that any Product requires field correction or is recalled or withdrawn as a result of (a) CHI’s or a Product’s failure to comply with applicable laws or regulations, (b) CHI’s reasonable determination to effectuate such correction or recall for business, safety, or efficacy reasons, (c) CHI’s failure to provide Products that fail to comply with the applicable warranty hereunder, or (d) any defect in design, material or workmanship of any Product, then CHI shall bear all costs and expenses incurred by the Parties, including but not limited to the costs and expenses related to such recall, withdrawal or field correction, communications and meetings with all required regulatory agencies, replacement stock, service labor, installation, travel, notifying customers of such recall and any replacement product to be delivered to those same customers, including shipping costs. Notwithstanding any other provision, to the extent that any such recall, product withdrawal, field correction or any similar or related event or any such claims, costs, liabilities or expenses is due in whole or in part to the negligent or intentional acts or omissions of Distributor, Distributor shall be responsible for such costs and expenses equitably in proportion to any such fault or failure by or on behalf of it.

12. INTELLECTUAL PROPERTY.

(a) All Intellectual Property which prior to the Effective Date is either owned by or licensed to a Party shall continue to be owned or controlled exclusively by such Party.

(b) Subject to CHI’s rights pursuant to Section 12(a) above, Distributor shall own all Intellectual Property arising from the Non-Integrated Development Plan and arising from the Integrated ASM Development Plan that is developed using Distributor Intellectual Property. For the avoidance of doubt, Distributor shall own all Intellectual Property arising from the Development Work pertaining to that portion of the interface between Distributor’s Stress System and the ASM Software that is unique to Distributor’s Stress System. If for any reason any such Intellectual Property is not owned by Distributor automatically upon its creation pursuant to this Section, CHI agrees to assign, and hereby does assign to Distributor at no additional cost and without further action by either Party, all rights, title and interest in and to such Intellectual Property, including the right to sue for past, present, and future infringements thereof and to recover damages therefor.

(c) Notwithstanding anything to the contrary contained herein (including in Section 12(b) above), CHI shall continue to exclusively own all Intellectual Property related to the Analytic Spectral Method Software, and CHI shall further own any Intellectual Property arising from the Non-Integrated Development Plan and arising from the Integrated ASM Development Plan that is developed by CHI without using Distributor Intellectual Property, including, without limitation, any improvements in the Analytic Spectral Method Software or the ASM Software.

(d) Notwithstanding anything to the contrary, no rights, title or licenses are granted to CHI under any Distributor Intellectual Property, except as may be expressly stated herein or agreed to in a written document signed by Distributor. Under no circumstances will any such rights, title or licenses be implied.

(e) Notwithstanding anything to the contrary, no rights, title or licenses are granted to Distributor under any CHI Intellectual Property, except as may be expressly stated herein or agreed to in a written document signed by CHI. Under no circumstances will any such rights, title or licenses be implied.

(f) The Parties acknowledge that CHI currently sells and in the future will sell medical devices, equipment, related hardware, software and accessories used to perform CHI’s Analytic Spectral Method. The Parties further acknowledge that CHI currently and in the future may develop and integrate its Analytic Spectral Method, including but not limited to its Analytic Spectral Method Software, into products of other manufacturers, including, without limitation, competitors of Distributor, and that such products may be similar to the Products. Accordingly, nothing in this Agreement will prohibit CHI from developing products or services that might be similar to and/or compete with the Products, for itself or others.

(g) The Parties agree that all copyrightable material, notes, records, drawings and designs made or discovered by either Party as part of the Development Work that is intended to become the other Party’s Intellectual Property pursuant to Sections 12(b) or (c) above shall be deemed a “work made for hire” under United States copyright laws and shall be the sole property of the applicable Party. Each Party further agrees to assist the owner, or its designee, at the owner’s expense, in every proper way to secure the owner’s rights in its Intellectual Property in any and all countries, including the disclosure to the owner of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the owner shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the owner, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Intellectual Property rights. This Section shall survive after the termination of this Agreement.

13. REPRESENTATIONS AND WARRANTIES.

(a) CHI Representations and Warranties. CHI represents and warrants to Distributor, as of the date of this Agreement, that:

(i) it is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware;

(ii) it has full power and authority to execute and deliver this Agreement, and to perform its obligations hereunder;

(iii) this Agreement constitutes the valid and legally binding obligation of CHI, enforceable in accordance with its terms and conditions;

(iv) neither the entering into of this Agreement nor the performance of any of its obligations hereunder will conflict with or constitute a breach under any obligation of CHI or under any agreement, contract or instrument to which CHI is a party or any other obligation, law or regulation by which CHI is bound;

(v) CHI owns (or will own) or possesses (or will possess) licenses or other rights to use all Intellectual Property necessary for the manufacture and sale of the Products contemplated by this Agreement, and to CHI’s knowledge, the CHI Intellectual Property and the Products to not infringe upon or violate the valid Intellectual Property rights of any third party;

(vi) no claim is pending or, to the best of CHI’s knowledge, threatened to the effect that the Products or CHI’s use of the CHI Intellectual Property necessary for the manufacture or sale of the Products contemplated by this Agreement infringes upon or violates the valid Intellectual Property rights of any third party;

(vii) no claim is pending or, to the best of CHI’s knowledge, threatened to the effect that any CHI Intellectual Property necessary for the manufacture or sale of the Products contemplated by this Agreement is invalid or unenforceable by CHI; and

(viii) CHI’s manufacturing facility is in compliance in all material respects with all applicable FDA 21 CFR Part 820 Good Manufacturing Practices/Quality System Regulations promulgated under the Act, and has obtained applicable ISO 13485-2003 certifications.

(b) Distributor Representations and Warranties. Distributor represents and warrants to CHI as of the date of this Agreement that:

(i) it is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware;

(ii) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(iii) this Agreement constitutes the valid and legally binding obligation of Distributor, enforceable in accordance with its terms and conditions;

(iv) neither the entering into of this Agreement nor the performance of any of its obligations hereunder will conflict with or constitute a breach under any obligation of Distributor or under any agreement, contract or instrument to which Distributor is a party or any other obligation, law or regulation by which Distributor is bound; and

(v) Distributor owns (or will own) or possesses (or will possess) licenses or other rights to use all Intellectual Property necessary for the manufacture and sale of the Stress MTWA System (other than the MTWA Test Module) contemplated by this Agreement, and to Distributor’s knowledge, the Distributor Intellectual Property, the Stress System and the Stress MTWA System do not infringe upon or violate the valid Intellectual Property rights of any third party;

(vi) no claim is pending or, to the best of Distributor’s knowledge, threatened to the effect that Distributor’s Stress System or Distributor’s use of the Distributor Intellectual Property necessary for the manufacture or sale of the Distributor Stress System infringes upon or violates the valid Intellectual Property rights of any other person;

(vii) no claim is pending or, to the best of Distributor’s knowledge, threatened to the effect that any Distributor Intellectual Property necessary for the manufacture or sale of the Stress MTWA System contemplated by this Agreement is invalid or unenforceable by Distributor; and

(viii) Distributor’s manufacturing facility is in compliance in all material respects with all applicable FDA 21 CFR Part 820 Good Manufacturing Practices/Quality System Regulations promulgated under the Act, and has obtained applicable ISO 13485-2003 certifications.

14. TERM AND TERMINATION.

(a) Term. This Agreement shall commence on the Effective Date and continue in force until the fifth anniversary of the Effective Date (the “Initial Term” and, as extended pursuant to Section 14(b) or Section 14(c), terminated pursuant to Section 14(d), or otherwise extended or terminated by agreement of the parties, the “Term”).

(b) Renewal. After the Initial Term, this Agreement will automatically renew with no further action by the parties for a period of one year (a “Renewal Period”) upon the expiration of (i) the Initial Term, or (ii) any Renewal Period, unless this Agreement is terminated in accordance with Section 14(c).

(c) Termination. This Agreement may be terminated:

(i) by either Party in the event that (A) the other party has committed a material breach of its obligations hereunder, (B) the terminating party has given written notice of such material breach to the other Party, and (C) such other Party has failed to correct such material breach within sixty (60) days of such written notice;

(ii) by either Party if (A) the other Party shall be unable to pay its debts as they become due, (B) the other Party makes or seeks to make an arrangement with or an assignment for the benefit of creditors, (C) if proceedings in voluntary or involuntary bankruptcy are instituted by, on behalf of or against, such other Party, or (D) if a receiver or trustee of the other Party’s property is appointed (each, an “Event of Bankruptcy”);

(iii) by either Party effective at the expiration of the Initial Term or a Renewal Period, if any, only upon such Party by giving written notice to the other Party of its intention to terminate this Agreement at least ninety (90) days prior to the expiration of the Initial Term or the Renewal Period;

(iv) by CHI, upon thirty (30) days prior written notice to Distributor, in the event that the Product Launch Date has not occurred on or before September 30, 2010; and

(v) by either Party, upon twelve (12) months prior written notice to the other Party.

(d) Effect of Expiration or Termination. In the event of expiration or termination of this Agreement for any reason, the respective rights and obligations of the Parties shall terminate, except that notwithstanding such termination the Parties shall have the following rights and obligations:

(i) termination of this Agreement shall not release either Party from the obligation to make payment of all amounts then due and payable or accrued (which are not the subject of a good faith dispute);

(ii) CHI shall continue to fulfill its obligations under any purchase orders submitted by Distributor in accordance with the terms of this Agreement on the date of termination;

(iii) CHI shall continue to provide warranty services pursuant to Section 7 to Distributor’s existing MTWA Test Module end-user customers as of the date of termination;

(iv) CHI shall continue to provide support services pursuant to Section 8(e) to Distributor’s existing MTWA Test Module end-user customers as of the date of termination until the expiration or termination of such customer’s support and maintenance contract period;

(v) for a period of seven (7) years following termination of this Agreement, CHI shall manufacture (or have manufactured on its behalf) and sell Sensor Test Kits to Distributor’s existing MTWA Test Module end-user customers; and

(vi) the obligations of CHI and Distributor pursuant to Sections 3(i), 3(j), 4(c), 8(c), 11(e), 11(f), 12, 14, 15, 16 and 17 of this Agreement will survive any expiration or termination of this Agreement.

Nothing herein will limit any remedies which a Party may have for the other Party’s default, except as expressly provided herein. Neither Party shall be liable to the other for any damage in connection with that Party’s termination of this Agreement by written notice in accordance with Section 14(c).

15. INDEMNIFICATION.

(a) Indemnity by CHI. CHI agrees to indemnify, defend and hold harmless Distributor and its directors, officers, employees, agents and representatives (the “Distributor Parties”) from and against and in respect of any and all demands, claims, actions, damages, liabilities, costs and expenses (including attorneys’ fees) (“Losses”) arising out of third party claims against any of the Distributor Parties incurred by reason of (i) any breach of the representations, warranties or covenants of CHI under this Agreement; (ii) any personal injury or property damages resulting from the failure of the Products to meet any Specification or due to a defect in materials or workmanship; and (iii) any claim by a third party that the CHI Intellectual Property or the Products infringe or violate the Intellectual Property rights of a third party (other than the Distributor Parties). Notwithstanding the foregoing, CHI shall not be obligated hereunder to indemnify the Distributor Parties to the extent Losses result from (A) any breach of representation, warranty, or agreement on the part of Distributor under this Agreement, (B) the negligence or willful misconduct of any Distributor Party, (C) a defect in design, materials or workmanship in any Distributor product, (D) modification, alteration, transport, storage or use of the Products after the date of shipment by CHI hereunder in a manner inconsistent with the Specifications, if such Loss would not have occurred in the absence of such modification, alteration, transport, storage or use, (E) any claim that Distributor’s products incorporating, or sold by Distributor or its distributors or sub-distributors together with, the Products, including the Stress System, the Stress MTWA System and any software interface between the Stress

MTWA System and the ASM Software (collectively, the “Distributor Products”), infringe or misappropriate the Intellectual Property of a third party, as determined by a court of competent jurisdiction, on a stand alone basis and irrespective of the combination of the Products with Distributor Products, (F) failure of Distributor to obtain FDA or other applicable regulatory clearance or approval, or (G) Distributor’s sales and marketing activities.

(b) Indemnity by Distributor. Distributor agrees to indemnify, defend and hold harmless CHI and its directors, officers, employees, agents and representatives (the “CHI Parties”) from and against and in respect of any and all Losses arising out of third party claims against any of the CHI Parties incurred by reason of (i) any breach of the representations, warranties or covenants of Distributor under this Agreement; (ii) any personal injury and property damages resulting from a defect in design, materials or workmanship of a Distributor product; (iii) any claim that the Distributor Intellectual Property or the Distributor products infringe or violate the Intellectual Property rights of a third party (other than CHI); or (iv) the modification, alteration, transport, storage or use by Distributor of the Products after the date of shipment to Distributor hereunder in a manner in conflict in any material respect with the Specifications. Notwithstanding the foregoing, Distributor shall not have any obligation to indemnify CHI with respect to any matters for which Distributor Parties are entitled to indemnification pursuant to Section 16(a).

(c) Third Party Claims. If a claim by a third party is made against an indemnified Party and if the indemnified Party intends to seek indemnity with respect thereto under this Section 15, such indemnified Party shall promptly notify the indemnifying Party of such claim, provided, however, that the failure to give timely notice shall not affect the rights of the indemnified Party so long as such failure to give timely notice does not adversely affect the indemnifying Party’s ability to defend such claim against the third party. The indemnifying Party shall have control of the defense of any such action, including any appeals and negotiations for settlement or compromise thereof and shall have full authority to enter into a binding settlement or compromise, provided, that the indemnifying Party shall not enter into any settlement or compromise which may adversely affect the indemnified Party without the indemnified Party’s consent, which consent shall not be unreasonably withheld. If the indemnifying Party assumes the defense of such claim, the indemnifying Party shall not be responsible for any legal or other expenses subsequently incurred by such indemnified Party in connection with the defense thereof. The indemnified Party may participate at its own cost and expense in the defense of the claim, provided that such defense shall be controlled by the indemnifying Party.

16. CONFIDENTIAL INFORMATION.

(a) Confidential Information. During the term of this Agreement, a Party (the “Receiving Party”) may receive or have access to certain information of the other Party (the “Disclosing Party”) that is Confidential Information of the Disclosing Party. For purposes of this Agreement, “Confidential Information” shall mean any information disclosed by the Disclosing Party to the Receiving Party, whether technology-related or business-related, whether furnished before or after the Effective Date and irrespective of the form of communication, that is considered competitive, confidential or proprietary in nature including, though not limited to, information or data concerning the Disclosing Party’s products or product plans, business operations, strategies, customers and related business information, design documents, drawings, engineering information, financial analysis, forecasts, formulae, hardware configuration information, know-how, ideas, inventions, market information, marketing plans, processes, products, product plans, research, specifications, software, source code and trade secrets. The Receiving Party will protect the confidentiality of Confidential Information with the same degree of care as the Receiving Party uses for its own similar information, but no less than a reasonable degree of care. Confidential Information may only be used by those employees of the Receiving Party who have a need to know such information for the purposes related to this Agreement, and the Receiving Party shall inform such employees of the confidential nature of such Confidential Information and the obligations of the Receiving Party hereunder. The Receiving Party agrees to be responsible for any breach of this Agreement by it or its employees to the same extent as though such employees were parties hereto. Without limiting the foregoing, CHI may disclose such Confidential Information to third party manufacturers pursuant to Section 3(c) of this Agreement. If Distributor exercises its rights to have the Products manufactured by a third party manufacturer under Section 3(i), Distributor may disclose such Confidential Information to the manufacturer subject to a confidentiality agreement regarding such Confidential Information with such manufacturer. The parties acknowledge that all forecasts and the terms of this Agreement are deemed Confidential Information to be protected for a term of three years from the date of disclosure and that all other Confidential Information shall be protected indefinitely.

(b) Exclusions. The foregoing confidentiality obligations will not apply to any information that is (a) already known by the Receiving Party prior to disclosure other than pursuant to another agreement between the parties and the Receiving Party can so prove, (b) independently developed by the Receiving Party prior to or independent of the disclosure and the Receiving Party can so prove, (c) publicly available through no fault of the Receiving Party, (d) rightfully received from a third party with no duty of confidentiality, (e) disclosed by the Receiving Party with the Disclosing Party’s prior written approval, (f) with respect to the terms of this Agreement, required to be disclosed by law, including pursuant to the federal securities laws, or disclosed pursuant to a confidentiality agreement to existing and potential investors, strategic partners or acquirers, or (g) disclosed in response to a valid order of a court or other governmental body in the United States or any political subdivision thereof, but only to the extent of and for the purposes of such order; provided, however, that if the Receiving Party receives an order or request to disclose any Confidential Information by a court of competent jurisdiction or a governmental body, then the Receiving Party agrees to the following: (i) if not prohibited by the request or order, immediately to inform the Disclosing Party in writing of the existence, terms, and circumstances surrounding the request or order; (ii) to consult with the Disclosing Party on what steps should be taken to avoid or restrict the disclosure of Confidential Information; (iii) to give the Disclosing Party the chance to defend, limit or protect against the disclosure; and (iv) if disclosure of Confidential Information is lawfully required, to supply only that portion of the Confidential Information which is legally necessary and try to obtain confidential treatment for any Confidential Information required to be disclosed.

(c) Use of Confidential Information. Each Party shall not, and each Party shall ensure that its officers and employees will not, whether during the term or after the termination of this Agreement, use any Confidential Information of the other Party for other purposes than the fulfillment of such Party’s obligations hereunder.

(d) Trademarks; Publicity. Except as expressly authorized herein or in the Non-Integrated Product Development Plan or Integrated ASM Development Plan, neither party shall use, or authorize to be used, the other party’s name, logo, trademarks or service marks without the prior written approval of the party owning the same, such approval not to be unreasonably withheld, conditioned or delayed. Neither party will make any public announcement of this Agreement or the relationship contemplated hereunder (including, but not limited to, any press release, client list, advertisement or any promotional material) without the prior written approval of the other party, which approval shall not be unreasonably withheld, except as may be required by applicable law or securities exchange rule and except to the extent that any such public announcement is consistent with prior public announcements approved by the other party and remains accurate.

17. GENERAL PROVISIONS.

(a) Independent Contractors. Distributor and CHI are independent contractors and are engaged in the operation of their own businesses. Except as set forth herein, neither Party is to be considered the agent of the other Party for any purpose whatsoever, and neither Party has any authority to enter into any contracts or assume any obligations for the other Party or make any warranties or representations on behalf of the other Party unless agreed to in writing by the other Party.

(b) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, excluding the United Nations Convention on Contracts for the International Sale of Goods, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

(c) Jurisdiction and Venue. Each Party submits to the exclusive jurisdiction of any state or federal court located in King County, Washington, U.S.A or in Suffolk County or Middlesex County, Massachusetts, U.S.A., over any suit, action or proceeding (“Action”) arising out of or relating to this Agreement or the relationship between the Parties. Each Party waives any objection to the venue of any Action brought in such court and any claim that the Action has been brought in an inconvenient forum. Each Party agrees that a final judgment in any Action brought in such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it may be subject.

(d) Entire Agreement. This Agreement represents the entire agreement and understanding of CHI and Distributor with respect to the development, supply and distribution of the Products and supersedes all previous agreements and understandings related thereto.

(e) Amendments. This Agreement may only be amended or modified in writing signed by authorized representatives of Distributor and CHI.

(f) Severability. In the event that any provision of this Agreement is held to be invalid or unenforceable, this Agreement will continue in full force and effect without said provision and will be interpreted to reflect the original intent of the Parties. In such event, the Parties shall in good faith attempt to negotiate a substitute clause for any provision declared invalid or unenforceable, which substitute clause shall most nearly approximate the intent of the Parties in agreeing to such invalid or unenforceable provision, without itself being invalid or unenforceable.

(g) Construction Against Waiver. Waiver by either Party of a breach of any provision of this Agreement or the failure by either party to exercise any right hereunder will not operate or be construed as a waiver of any subsequent breach of that provision or as a waiver of any other right.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. A facsimile signature of this Agreement shall be valid and have the same force and effect as a manually signed original.

(i) Assignment. Neither CHI nor Distributor may assign any of its rights or obligations pursuant to this Agreement without the prior written consent of the other party, except to a successor to substantially all of the business of either party by merger, sale of assets, or other form of reorganization; provided, however, that Distributor may assign its rights, interests or obligations hereunder to any of its controlled affiliates without the prior consent of CHI, so long as Distributor guarantees to CHI the performance of Distributor’s obligations under this Agreement by such controlled affiliate.

(j) Notices. All notices under this Agreement must be in writing and will be deemed given if sent by facsimile (except for legal process), certified or registered mail or commercial courier (return receipt or confirmation of delivery requested), or by personal delivery to the Party to receive the notice or other communications called for by this Agreement at the addresses set forth below (or at another address for a Party as specified by a Party by like notice). Notwithstanding the foregoing, the following communications may be transmitted electronically by computer access (i.e., email): (i) Purchase Orders delivered hereunder as well as CHI’s acceptance thereof and any correspondence related thereto, (ii) Quarterly Sales Reports pursuant to Section 5(g), and (iii) notices of sale of Stress MTWA Systems delivered by Distributor to CHI pursuant to Section 8(c). Electronic communications shall be considered signed by a party if they contain an agreed upon electronic identification symbol or code. Electronic documents shall be deemed received by a party when accessible by the Receiving Party on its computer system.

CHI	Distributor
Cambridge Heart, Inc. 100 Ames Pond Road Tewksbury, MA 01876	Cardiac Science Corporation 3303 Monte Villa Parkway Bothell, WA 98021 ATTN: Chief Financial Officer

with a copy to (which shall not constitute notice):	with a copy to:

Nutter McClennen & Fish LLP 155 Seaport Boulevard Boston, MA 02210 Attn. Michelle L. Basil	Cardiac Science Corporation 3303 Monte Villa Parkway Bothell, WA 98021 ATTN: Director, Corporate Development

(k) Force Majeure. Each of the Parties hereto will be excused from its performance of its obligations hereunder if the performance is prevented by force majeure, and that excuse will continue so long as the condition constituting that force majeure continues plus fifteen (15) days after the termination of the condition, but will not in any event exceed one hundred twenty (120) days. Either Party, if excused from such compliance as aforesaid under this Section 17(k), agrees to give prompt notice to the other Party of the relevant circumstances, to use its commercially reasonable efforts to overcome the obstacles of such performance, and to resume performance as soon as practicable. For the purposes of this Agreement, “force majeure” is defined to include causes beyond the control of Distributor or CHI, including without limitation acts of God, acts, regulations or laws of any government, war, warlike activity, acts of terrorism, insurrection, civil commotion, transportation delay, governmental action (whether or not with proper authority) destruction of production facilities or materials by fire, flood, earthquake or storm, or medical epidemics.

(l) No Strict Construction. This Agreement has been prepared with the participation of each Party and will not be strictly construed against either Party. Each Party acknowledges that it has consulted with, or has had the opportunity to consult with, counsel of its choice, and that in executing this Agreement it has not relied upon any statements, representations or agreements of any other person other than those contained herein.

(m) Headings; Interpretation. The captions to the several sections hereof are not a part of this Agreement, but are included for convenience of reference only and shall not affect its meaning or interpretation. Each reference to “include” or “including” or “includes” shall be deemed to be followed by the words “without limitation.”

To witness their agreement, the parties have caused this Agreement to be signed below by their respective officers.

CAMBRIDGE HEART, INC.		CARDIAC SCIENCE CORPORATION

By:	/s/ Ali Haghighi-Mood	By:	/s/ Dave Marver

Ali Haghighi-Mood		[Dave Marver
(Print Name)		(Print Name)

Title:	President & Chief Executive Officer	Title:	CEO

[Signature Page to Development, Supply and Distribution Agreement]

Appendix A

Products and Transfer Prices

I. MTWA Test Module and Sensor Test Kit:

A.	Transfer price for MTWA Test Module is:

[***] for the first [***] units purchased in any calendar year and,

[***] for any additional units purchased in the same calendar year.

B.	Transfer price for Sensor Test Kit is [***].

C.	Lead time for the MTWA Test Module is 30 days.

D.	Lead time for Sensor Test Kit is 30 days.

II. Spare Parts:

A.	Transfer price for the following replacement components will be equal CHI’s current list price for such components, as determined by CHI from time to time.

B.	Lead time for replacement components is 30 days

III. Currency: All prices are in United States Dollars.

Appendix B

Non-Integrated Product Development Plan

Time and Responsibilities

#	Task	Due Date

1	Distributor to provide to CHI a Stress System and required information concerning printer drivers, data storage structure, and treadmill communication protocol	[***] days following Effective Date

2	CHI to deliver to Distributor disk containing ASM Software for installation on Stress System and related instructions	[***] days following completion of item 1

3	Distributor to perform quality assurance protocol and provide feedback to CHI, and CHI to address and respond to Distributor feedback	Prior to September 30, 2010

4	Distributor to obtain regulatory approvals, if determined to be required by Distributor	Prior to September 30, 2010

5	Product Launch	Prior to September 30, 2010

Product Specifications

1.	See Exhibit A.

2.	Translations, if required by Distributor: English, Spanish, German, Italian, French.

3.	Each OEM Test Module will include a CD-ROM, which contains the following product documentation: MTWA User Manual, MTWA Service Manual, Physicians’ Guide, and MTWA Interpretation Training Program. The MTWA User Manual includes Warranty and Software License. Each Sensor Test Kit will include Instructions for Use.

Product Branding

1.	The Stress MTWA System hardware will include only Distributor branding.

2.	The PDAM included in the MTWA Test Module will be co-branded with both CHI and Distributor branding.

3.	The ASM Software will, upon launch by the customer, contain CHI’s standard copyright notification along with the branding “Analytic Spectral MTWA Application powered by Cambridge Heart, Inc.”

4.	The patient report generated by the ASM Software shall include the branding “Analytic Spectral Method powered by Cambridge Heart, Inc.”

5.	Sensor Test Kits shall be co-branded with both the CHI and Distributor branding.

Appendix C

Integrated ASM Development Plan

[Intentionally left blank and to be determined pending the mutual agreement of the parties pursuant to

Section 2(e) of the Agreement.]